Exhibit 3.1(22)

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CERTIFICATE OF INCORPORATION

OF A PRIVATE LIMITED COMPANY

No. 1558995

I hereby certify that

CALYPSO SOFT DRINKS LIMITED

is this day incorporated under the Companies Acts 1948 to 1980 as a private company and that the Company is limited.

Given under my hand at Cardiff the 30TH APRIL 1981

/s/ E. A. Wilson
E. A. WILSON

Assistant Registrar of Companies

C.173